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                           SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.  20549


                                        FORM 8-K

                                     CURRENT REPORT



         Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported) August 28, 1995
                                   (August 24, 1995)



                                HONDO OIL & GAS COMPANY
                 (Exact name of registrant as specified in its charter)



                  Delaware                  1-8979           95-1998768
         (State or other jurisdiction   (Commission       (I.R.S. Employer
             of incorporation)           File Number)    Identification No.)


               410 East College Boulevard, Roswell, New Mexico     88201
                 (Address of principal executive offices)       (Zip Code)


           Registrant's telephone number, including area code: (505) 625-8700




         _____________________________________________________________________

             (Former name or former address, if changed since last report)

                         There are no exhibits to this report.











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        Item 5.  Other Events

        In a press release on August 24, 1995, the registrant announced that its controlling shareholder, The Hondo Company, has proposed a downstream merger through which The Hondo Company will be merged into Hondo Oil & Gas Company. The Hondo Company owns 10,150,200 shares, or approximately 76%, of Hondo Oil & Gas Company, and The Hondo Company is ultimately owned 50% by Lonrho Plc, and 50% by the Anderson Family. The proposed merger is subject to approval by the boards of directors of Hondo Oil & Gas, The Hondo Company and Lonrho Plc, the preparation and execution of definitive agreements, and certain regulatory consents. The result of the proposed merger will be that Lonrho Plc and its subsidiaries will own approximately 64% of the shares of Hondo Oil & Gas, and the Anderson family will own approximately 12%. The Hondo Company has also advised the Board of Hondo Oil & Gas that all legal action between the shareholders of The Hondo Company have been held in abeyance until the proposed merger is closed, at which time the legal disputes will be terminated. Hondo Oil & Gas Company has made no agreements concerning the proposed merger. It is anticipated that no new liabilities will be incurred by Hondo Oil & Gas Company as a result of the merger. There can be no assurances that a merger, as proposed, will be concluded.
             The Hondo Company has further advised that it will no longer seek a buyer for its shares in Hondo Oil & Gas.

                                       SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           HONDO OIL & GAS COMPANY


        Date: August 28, 1995                   By:  /s/ Stanton J. Urquhart
                                                ______________________________
                                                Stanton J. Urquhart
                                                Vice President
















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